EXHIBIT 18.1

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                                   Ernst & Young LLP

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January 17, 2000

The Board of Directors and Stockholders
Continental Airlines, Inc.
1600 Smith Street
Houston, Texas  77002

Dear Sirs:

Note 1 of the Notes to Consolidated Financial Statements of Continental Airlines, Inc. included in its Form 10-K for the year ended December 31, 1999 describes a change in the method of accounting for the sale of mileage credits to participating partners in the OnePass program from recognizing such revenue when the credits are sold, net of accruing the incremental cost of providing the future air travel service, to deferring the revenue and recognizing it over a period approximating the period during which the mileage credits are redeemed and the service is provided.

We conclude that such change in the method of accounting is to an acceptable method which, based on your judgement to make this change and for the stated reason, is preferable in your circumstances.

                              Very truly yours,



                              /s/ Ernst & Young LLP